Exhibit 4.21

LETTER AGREEMENT
THIS LETTER AGREEMENT (this “Agreement”) is dated as of November 7, 2019, and made by and among Euroseas Ltd., a Marshall Islands corporation (“Euroseas”), and Synergy Holdings Limited (formerly known as Nautilus Holdings No. 2 Limited), a Bermuda Company (“Seller”).
WHEREAS, Euroseas has agreed to purchase the vessels MV SYNERGY BUSAN (IMO: 9450571), MV SYNERGY KEELUNG (IMO: 9450595), MV SYNERGY OAKLAND (IMO: 9450583) and MV SYNERGY ANTWERP (IMO: 9443580) (the “Vessels”), with each Vessel being purchased in a separate transaction pursuant to a Memorandum of Agreement (“MOA”) for each Vessel;
WHEREAS, in connection with the purchase of the Vessels, Euroseas has agreed to issue certain shares of its common stock, par value $0.03 per share (“Common Stock”) to Seller, subject to the terms and conditions set out in this Agreement;
WHEREAS, Seller and the Company have entered into an agreement of even date hereof pursuant to which Seller has agreed to purchase shares of Common Stock (the “Stock Purchase Agreement”);
NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows, intending to be legally bound:
1.     If the 12-month New ConTex index for a 4,250 TEU vessel (as published on https://www.vhbs.de/index or any successor website maintained by the Hamburg and Bremen Shipbrokers’ Association) (the “Index Value”) is higher on November 16, 2020 at 4:00 p.m. New York time than the Index Value on November 15, 2019 at 4:00 p.m. New York time, then:
(a)     On November 16, 2020, Euroseas shall issue to Seller the number of Common Shares determined as follows: US$125,000 multiplied by the number of Vessels actually delivered to Euroseas pursuant to and in compliance with the MOAs divided by the 20-day volume weighted average price of the Common Shares calculated on November 16, 2020 at 4:00 p.m. New York time (the “Initial Shares”); and
(b)     On November 16, 2020, Euroseas shall be deemed to have issued such number of Common Shares, having the same value per share as each Initial Share (the “Additional Shares” and, together with the Initial Shares, the “Total Shares”), such that the aggregate value of such Additional Shares constitutes at least the aggregate par value of the Total Shares, and such Additional Shares shall be deemed to have been issued to Seller and returned to Euroseas.
If (i) the Index Value on November 16, 2020 at 4:00 p.m. New York time does not exceed the Index Value on November 15, 2019 at 4:00 p.m. New York time or (ii) Seller does not perform their obligations under Section 1(c) of the Stock Purchase Agreement or (iii) any Vessel seller does not perform all of its post-delivery obligations under the MOAs, except to the extent waived by parties thereto, then the transactions contemplated in (a) and (b) above shall not complete and Euroseas shall not issue the Initial Shares or the Additional Shares to Seller.
2.     The Total Shares have been duly authorized by all necessary corporate action and, when paid for or issued in accordance with the terms hereof, the Total Shares shall be validly issued and outstanding, fully paid and nonassessable, free and clear of all Encumbrances of any kind.
3.     The delivery and issuance of the Total Shares in accordance with the terms of and in reliance on the accuracy of Buyer’s representations and warranties set forth in this Agreement will be exempt from the registration requirements of the Securities Act.
4.     Euroseas represents that it has not paid, and shall not pay, any commissions or other remuneration, directly or indirectly, to any broker, finder or any other third party in connection with the Shares pursuant to this Agreement.
5.     Prior to the issuance of the Total Shares, the Nasdaq Stock Market shall have confirmed that it has completed its review of this Agreement and the transactions contemplated hereby.
6.     Euroseas and Seller each hereby agree to make such changes to this Agreement as may be reasonably required by the Nasdaq Stock Market to approve the listing of additional shares application relating to the issuance of the Total Shares.
7.     Seller agrees that the issuance of any Initial Shares or Additional Shares will be restricted securities within the meaning of Rule 144 of the Securities Act of 1933 as amended and may include a restrictive legend to such effect.
8.     The representations and warranties of each party contained herein shall survive the date hereof for a period ending on the eighteen (18) month anniversary of the date hereof. Notwithstanding the foregoing, the passing of the above survival period for any representation or warranty shall not terminate or affect any claim with respect to such representation or warranty as to which notice has been delivered to the other party prior to the end of such survival period.
9.     This Agreement may be executed in counterparts, all of which taken together shall constitute one and the same agreement.
10.   This Agreement contains the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof superseding all prior oral or written understandings.
11.     Any provisions of this Agreement may be amended or waived if, but only if, such amendment or waiver, as applicable, is in writing and is signed by each of the parties hereto.

12.     This Agreement may not be assigned, in whole or in part, without the prior written consent of each other party.
13.     THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. EACH OF THE PARTIES HERETO HEREBY AGREES TO THE EXCLUSIVE JURISDICTION OF ANY FEDERAL COURT LOCATED WITHIN THE STATE OF NEW YORK. EACH OF THE PARTIES HERETO HEREBY WAIVES ANY OBJECTION BASED ON FORUM NON CONVENIENS, AND ANY OBJECTION TO VENUE OF ANY ACTION INSTITUTED HEREUNDER IN ANY OF THE AFOREMENTIONED COURTS AND CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT.
14.     TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE PARTIES HERETO HEREBY WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE BETWEEN THE PARTIES HERETO ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP BETWEEN ANY OF THEM IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. INSTEAD, ANY SUCH DISPUTE RESOLVED IN COURT WILL BE RESOLVED IN A BENCH TRIAL WITHOUT A JURY.
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EUROSEAS LTD.

By:	/s/ Dr. Anastasios (Tasos) Aslidis
	Name:	Dr. Anastasios (Tasos) Aslidis
	Title:	CFO & Treasurer

SYNERGY HOLDINGS LIMITED
(FORMERLY KNOWN AS NAUTILUS HOLDINGS NO. 2 LIMITED)

By:
Name:
Title:

Signature Page – Letter Agreement